Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into, effective as of January 15, 2020 (the “Effective Date”), by and between Bogota Savings Bank, a New Jersey-chartered stock savings bank (the “Bank”) and Joseph Coccaro (“Executive”).  Any reference to the “Company” shall mean Bogota Financial Corp., the newly-formed stock holding company of the Bank, or any successor thereto.
RECITALS
WHEREAS, the Bank desires to continue to employ Executive in an executive capacity in the conduct of its businesses, and Executive desires to be so employed on the terms contained herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
(a) Employment.  During the Term (as defined in Section 2(a) below) of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Bank and the Company or any successor executive position with the Bank and the Company that is  consented to, in writing, by Executive (the “Executive Position”), and will perform the duties of and have all powers associated with the Executive Position as are appropriate for a person in the position of the Executive Position, as well as those as shall be assigned by the Board of Directors of the Bank (the “Board”).  As President and Chief Executive Officer, Executive will report directly to the Board.  During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer, director or trustee of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.
(b) Responsibilities.  During Executive’s employment hereunder, Executive will be employed on a full-time basis and devote Executive’s full business time and best efforts, business judgment, skill and knowledge to the performance of Executive’s duties and responsibilities related to the Executive Position.  Except as otherwise provided in Section 1(c) or as may be approved by the Board, Executive will not engage in any other business activity during the term of this Agreement.
(c) Service on Other Boards and Committees.  The Bank encourages participation by Executive on community boards and committees and in activities generally considered to be in the public interest, but the Board shall have the right to approve or disapprove, in its sole discretion, Executive’s participation on such boards and committees.
2. TERM.
 (a) Term and Annual Renewal.  The term of this Agreement and the period of Executive’s employment hereunder will begin as of the Effective Date and will continue through December 31, 2022 (the “Term”).  Commencing on January 1, 2021 and continuing on each January 1st thereafter (each, a “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be three (3) years from such Renewal Date, unless either the Bank or Executive by written notice to the other given at least 30 days prior to such Renewal Date notifies the other of its intent not to extend the same.  In the event that notice not to extend is given by either the Bank or Executive, this Agreement will terminate as of the last day of the then current Term.  For avoidance of doubt, any extension to the Term will become the “Term” for purposes of this Agreement.

At least 30 days prior to the Renewal Date, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to take action regarding non-renewal of the Agreement, and the results thereof will be included in the minutes of the Board’s meeting.
(b) Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, the Term of this Agreement will be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth above.
(c) Continued Employment Following Expiration of Term.  Nothing in this Agreement will mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

3. COMPENSATION, BENEFITS AND REIMBURSEMENT.
(a) Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, Executive shall receive an annual base salary of $425,000 per year (“Base Salary”).  Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.  During the term of this Agreement, the Board (or the Compensation Committee of the Board (the “Committee”)) may increase, but not decrease, Executive’s Base Salary.  Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.
(b) Bonus and Incentive Compensation. Executive (1) is eligible to participate in any bonus plan or arrangement of the Bank in which senior management is eligible to participate, pursuant to which a bonus may be paid to Executive in accordance with such plan or arrangement; and/or (2) may receive a bonus, if any, on a discretionary basis, as determined by the Board or the Committee.
(c) Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to senior management of the Bank, on terms and conditions no less favorable than such plans are available to other members of senior management of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as applicable to other management employees.

(d) Vacation Leave and Paid Time Off.  Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers, provided, however, that Executive shall be entitled to each calendar year at least 25 working days for paid vacation or paid time off days.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing Executive’s obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of Executive’s duties under this Agreement.  All reimbursements shall be made as soon as practicable upon substantiation of such expenses by Executive in accordance with the applicable policies and procedures of the Bank and, in any event, not later than the last day of the calendar year immediately following the calendar year in which Executive incurred such expense.  In addition, the Bank shall provide Executive with a company-owned automobile or a reasonable car allowance in and shall pay or reimbursement Executive for the reasonable maintenance, insurance, gas, tolls and other charges related to the business of said vehicle in accordance with the Bank’s automobile policy.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement will terminate under the following circumstances:
(a) Death.  This Agreement and Executive’s employment with the Bank will terminate upon Executive’s death, in which event the Bank’s sole obligation shall be to pay or provide Executive’s estate or beneficiary any “Accrued Obligations.”
For purposes of this Agreement, “Accrued Obligations” means the sum of : (i) any Base Salary earned through Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(e) of this Agreement), (iii) unused paid time off that accrued through the Date of Termination, (iv) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination and (v) any vested benefits Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.  Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following Executive’s Date of Termination.
 (b) Disability.  The Bank shall be entitled to terminate Executive’s employment and this Agreement due to Executive’s Disability.  If Executive’s employment is terminated due to Executive’s Disability, the Bank’s sole obligation under this Agreement shall be to pay or provide Executive any Accrued Obligations.  For purposes of this Agreement, “Disability” means that Executive is deemed disabled for purposes of the Bank’s long-term disability plan or policy that covers Executive or is determined to be disabled by the Social Security Administration.

 (c) Termination for Cause.  The Board may immediately terminate Executive’s employment and this Agreement at any time for “Cause.”  In the event Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to Executive any Accrued Obligations.  Termination for “Cause” means termination because of, in the good faith determination of the Board, Executive’s:
(i) material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;
(ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;
(iii) breach of fiduciary duty involving personal profit;
(iv) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board and Executive’s failure to take corrective or curative action within two (2) weeks thereafter;
(v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference; or
(vi) material breach by Executive of any provision of this Agreement.
Any determination of Cause under this Agreement will be made by resolution adopted by at least two-thirds vote of the disinterested members of the Board at a meeting called and held for that purpose.  Executive will be provided with reasonable notice of such meeting and Executive will be given an opportunity to be heard before such vote is taken by the disinterested members of the Board.

(d) Resignation by Executive without Good Reason. Executive may resign from employment during the term of this Agreement without Good Reason upon at least 30 days prior written notice to the Board, provided, however, that the Bank may accelerate the Date of Termination upon receipt of written notice of Executive’s resignation.  In the event Executive resigns without Good Reason, the Bank’s sole obligation under this Agreement will be to pay or provide to Executive any Accrued Obligations.

(e) Termination Without Cause or With Good Reason.
(i) The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank will have 30 days to cure the “Good Reason” condition, but the Bank may waive its right to cure.  In the event of termination as described under this Section 4(e)(i) during the Term and subject to the requirements of Section 4(e)(iii), the Bank will pay or provide Executive with the following:

(A) any Accrued Obligations;

(B) a gross cash payment equal to the amount of Base Salary that Executive would have earned had Executive remained employed for the greater of: (1) the remaining Term; or (2) 24 months, which shall be payable in equal bi-weekly installments in accordance with the payroll practices of the Bank for the period for which Executive receives such payments (i.e., the greater of the remaining Term or 24 months), commencing within 60 days following Executive’s Date of Termination; and

(C) provided that Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement of such COBRA health care costs by the Bank for up to 18 consecutive months, or if less, for the period for which Executive has elected COBRA coverage (commencing with the first month following Executive's Date of Termination and continuing until the eighteenth month following Executive's Date of Termination) in an amount necessary to provide Executive and his dependents, if any, with the same level of coverage under the Bank’s group health plan, as in effect immediately prior to Executive’s Date of Termination.

(ii) “Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(A) any reduction in Executive’s Base Salary;

(B) a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position, including an adverse change in Executive’s reporting obligations such that Executive is no longer reporting to the person or the Board, as applicable pursuant to Section 1(a) above;

(C) in connection with or following a Change in Control, Executive is required to be based at any office or location resulting in an increase in Executive’s commute of 25 miles or more; or

(D) a material breach of this Agreement by the Bank.

(iii) Notwithstanding anything to the contrary in Section 4(e)(i), Executive will not receive any payments or benefits under  Sections 4(e)(i)(B) or 4(e)(i)(C) unless and until Executive executes a release of claims (the “Release”) against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  The Release must be executed and become irrevocable by the 60th day following the Date of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.
(f) Effect on Status as a Director.  In the event of Executive’s termination of employment under this Agreement for any reason, unless otherwise agreed to by the mutual consent of Executive and the Board, such termination will also constitute Executive’s resignation as a director of the Bank or the Company, or as a director or trustee of any subsidiary or affiliate thereof, to the extent Executive is acting as a director or trustee of any of the aforementioned entities.
 (g) Notice; Effective Date of Termination.  Notice of Termination of employment under this Agreement must be communicated by or to Executive or the Bank, as applicable, in accordance with Section 18.  “Date of Termination” as referenced in this Agreement means Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to Executive of Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the Board of termination of Executive’s employment for Cause; (iii) immediately upon Executive’s death or Disability; (iv) 30 days after Executive gives written notice to the Bank of Executive’s resignation from employment (including With Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such date; or (v) in the event of Executive’s termination With Good Reason due to a material reduction in Base Salary, the date on which Executive provides Notice of Termination in accordance with Section 4(e)(i).

5.	CHANGE IN CONTROL.

(a) Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A.  For purposes of this Section 5(a), the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.
(i)
A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(ii)
A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)
A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement in connection with the Bank’s mutual holding company reorganization and/or minority stock offering of the Company.  Similarly, a Change in Control for purposes of this Agreement will not be deemed to have occurred in the event of a second-step conversion of the Bank’s mutual holding company from mutual-to-stock form and/or contemporaneous stock offering of a newly-formed stock holding company.

 (b) Change in Control Benefits.  Upon the termination of Executive’s employment by the Bank (or any successor) Without Cause or by Executive With Good Reason during the Term on or after the effective time of a Change in Control, the Bank (or any successor) will pay or provide Executive, or Executive’s estate in the event of Executive’s subsequent death, with the following:

(i)	any Accrued Obligations;
(ii)
a gross payment (the “Change in Control Severance”) equal to three (3) times the sum of Executive’s: (A) Base Salary at the Date of Termination (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher; and (B) the average annual cash bonus earned by Executive for the three (3) most recently completed annual performance periods prior to the Change  Control.  The Change in Control Severance shall be payable in equal bi-weekly installments in accordance with the payroll practices of the Bank (or any successor) for a period of three years, commencing within 30 days following Executive’s Date of Termination; and

(iii)
18 consecutive monthly cash payments (commencing with the first month following Executive's Date of Termination and continuing until the eighteenth month following Executive's Date of Termination) in an amount that would be necessary to provide Executive and his dependents, if any, the same level of coverage under the Bank’s (or successors) group health plan for such 18 month period (regardless of whether Executive actually elects such COBRA coverage) as was in effect for Executive and his dependents, if any, immediately prior to Executive’s termination of employment.

Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) will be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e).
6.	COVENANTS OF EXECUTIVE.
(a) Non-Solicitation/Non-Compete.  Executive hereby covenants and agrees that during the “Restricted Period,” Executive shall not, without the written consent of the Bank, either directly or indirectly:
(i)
solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or

(ii)
become an officer, employee, consultant, director, trustee, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates that: (A) has a headquarters within 30 miles of the Bank’s headquarters (the “Restricted Territory”), or (B) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

The restrictions contained in this Section 6(a) shall not apply in the event of Executive’s termination of employment on or after the effective time of a Change in Control.
For purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) except as provided above, during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary of the Date of Termination.
(b) Confidentiality.  Executive recognizes and acknowledges that Executive has been and will be the recipient of confidential and proprietary business information concerning the Bank, including without limitation, past, present, planned or considered business activities of the Bank, and Executive acknowledges and agrees that Executive will not, during or after the term of Executive’s employment, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.
(c) Information/Cooperation.  Executive will, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.
(d) Reliance.  Except as otherwise provided, all payments and benefits to Executive under this Agreement will be subject to Executive’s compliance with this Section 6, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).
8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.
9.	NO ATTACHMENT; BINDING ON SUCCESSORS.
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b)  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.  A successor’s failure to assent to this Agreement following a Change in Control shall be deemed to be a material breach of this Agreement under Section 4(e) hereof.

10.	MODIFICATION AND WAIVER.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	CERTAIN APPLICABLE LAW.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:
(a) The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination for Cause, other than the Accrued Obligations.
(b) In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.
(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits will be payable only upon Executive’s “Separation from Service.”  For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).
(d) Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.
(e) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).
(f) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).
(g) Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation.  This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

12.	SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
13.	GOVERNING LAW.
This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.
14.	ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator selected by the Bank (or in the case of arbitration following a Change in Control, selected by Executive) within 50 miles of Teaneck, New Jersey, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in New Jersey to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.
15.	PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering a penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.
16.	INDEMNIFICATION.
The Bank will provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

17.	TAX WITHHOLDING.

The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

18.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank:	Bogota Savings Bank 819 Teaneck Road Teaneck, New Jersey 07666 Attention: Corporate Secretary
To Executive:	Most recent address on file with the Bank

[Signature Page Follows]

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By signing below, the Bank and Executive acknowledge and agree that: (1) this Agreement shall supersede and replace the Executive Employment Agreement between the Bank and Executive dated December 31, 2008 (the “Prior Agreement”) as of the Effective Date; and (2) the Prior Agreement shall be terminated as of the Effective Date.

BOGOTA SAVINGS BANK

By: /s/ Brian McCourt______________________________
Name: Brian McCourt
Title: Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Joseph Coccaro_ __________________________
Joseph Coccaro